CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Announces the Acquisition
of an Eight-Clinic Hand and Physical Therapy Practice

Houston, TX, December 2, 2024 – U.S. Physical Therapy, Inc. (the Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, announced the acquisition of a hand and physical therapy practice with eight clinic locations in Wyoming which currently generates approximately $6.5 million in annual revenues and 43,000 in annual visits.  The Company acquired a 75% interest in the Company with the current owners retaining a 25% ownership interest.
Chris Reading, Chief Executive Officer, said, “We are excited to welcome our newest partners into our USPH family. The founders have forged a tremendous asset for patients in their communities.  On behalf of our entire team, we all look forward to assisting and supporting them as they work to make a difference in the lives of the patients and families that they serve.”

About U.S.  Physical Therapy, Inc.
Founded in 1990, U.S. Physical Therapy, Inc. owns and/or manages 764 outpatient physical therapy clinics in 43 states. USPH clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers.  USPH also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.